Exhibit 99.1

Lexaria Welcomes Canada’s Proposed Cannabis Legislation

Kelowna, BC / April 18, 2017 / Lexaria Bioscience Corp (OTCQB:LXRP) (CSE:LXX) (the “Company”, “Lexaria”) welcomes the newly proposed Canadian legislation designed to allow for adult legal access to Cannabis (the “Cannabis Act”). In line with the Cannabis Act’s objective to protect public health and public safety, powerful demographic and lifestyle forces are trending away from both the harmful effects related to inhalational dosing (smoking/vaping) and from edibles with high sugar & fat content.

The Cannabis Act provides the opportunity for Canada to craft the safest and most responsible cannabis production and consumption framework in the world, especially with respect to consistent and reliable dosing formats that technology such as Lexaria’s enables in modern edible formats. The Cannabis Act prohibits second hand smoke and second hand vapours from inhaled cannabis use, consistent with existing federal legislation that prohibits second hand cigarette smoke. It is also in everyone’s best interest to support the consumer shift away from the high sugar, high fat, inconsistent and unpredictable effectiveness and onset-times associated with edible product formats endemic in other adult-use cannabis markets.

Lexaria’s patented technology – currently subject to collaborative examination together with Canada’s National Research Council – is strongly supportive of macro trends by embracing edible cannabis formats with zero added sugar, and lower micro-dosage unit sizes. Micro dosing of 10mg and even as little as 5mg of THC is rapidly gaining popularity in other legal cannabis jurisdictions that mandate micro dosing edible formats as a more responsible way of consuming cannabis, without creating issues of second hand smoke or second hand vapour for non-consumers. Micro dosing tends to lead to lower overall levels of consumption with reduced likelihood of overconsumption.

“Modern technology allows for safer, more consistent and less obtrusive methods of cannabis use than ever before,” says Chris Bunka, CEO of Lexaria. “We have a once in a lifetime opportunity to support consumer health trends in the cannabis world through advanced delivery techniques unlike anything available even five years ago. I hope to see Canada lead the world in embracing public health in the cannabis sector.” While utilizing Lexaria’s technology, both in vitro and human biomarker studies point to significantly higher cannabinoid absorption and quicker & and more consistent onset of effects than can be achieved with conventional edible preparations. Further consumer focus studies conducted by Lexaria licensees have reported a more pleasurable, faster acting and predictable experience.

Through a patented process that combines cannabinoids with natural delivery enhancers at a molecular level, Lexaria’s technology is believed to alter the absorption pathway of cannabinoids within the human body (designed to bypass first-pass liver filtration when desired for more rapid onset of effectiveness). More efficient and effective absorption of cannabinoids has been shown, while simultaneously masking and even eliminating inherent strong flavours and odors typical of cannabis extracts, avoiding the need for added sugar and fat. Lexaria’s technology was conceived to allow for the creation of edible product formats that mirror as closely as possible the potency and onset of effectiveness associated with inhalational dosing without its unwanted effects. Lexaria is thrilled to have the opportunity to lead advancements in bio-availability and speed & predictability of onset for health-conscious consumers.

About Lexaria
Lexaria Bioscience Corp. is a food biosciences company with a proprietary technology for improved delivery of bioactive compounds. The Company’s lipophilic enhancement technology has been shown to enhance the bioavailability of orally ingested cannabinoids, while also masking taste. This technology promotes healthy ingestion methods, lower overall dosing and higher effectiveness in active molecule delivery. The Company’s technology is patent-protected for cannabidiol (CBD) and all other non-psychoactive cannabinoids, and patent-pending for Tetrahydrocannabinol (THC), other psychoactive cannabinoids, non-steroidal anti-inflammatory drugs (NSAIDs), nicotine and other molecules.
www.lexariabioscience.com

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Bioscience Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital. There is no assurance that Lexaria will successfully complete any other contemplated or existing technology license agreements, nor that Lexaria’s technology will deliver any improvement in taste or bioavailability with any reliability nor across any product category. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any hemp oil or cannabinoid-based product will promote, assist, or maintain any beneficial human health conditions whatsoever, nor that any patent application in the USA or any other nation or under any treaty will result in the award of an actual patent; nor that an award of any actual patent will protect against challenges from unknown third parties. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA)or by Health Canada. Lexaria products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.